Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series P – Fixed Rate	Registration No. 333-228141
January 30, 2020

PACCAR Financial Corp.

Medium-Term Notes, Series P – Fixed Rate

CUSIP # 69371RQ66

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	BNP Paribas Securities Corp.
☐	Citigroup Global Markets Inc.
☒	J.P. Morgan Securities LLC
☐	BofA Securities, Inc.
☐	MUFG Securities Americas Inc.
☐	RBC Capital Markets, LLC
☐	U.S. Bancorp Investments, Inc.
☒	Other:

Mizuho Securities USA LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Loop Capital Markets LLC

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

Westpac Capital Markets LLC

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

     ☒ a fixed initial public offering price of 99.919% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: February 6, 2020 (T+5)

Agent’s Discount or Commission: 0.350%	Final Maturity Date: February 6, 2025

Net Proceeds to Company: $298,707,000	Interest Payment Dates: Semi-annually on each February 6 and August 6, commencing August 6, 2020 Record Dates: January 23 and July 23 preceding the applicable Interest Payment Date

Treasury Benchmark: 1.750% due December 31, 2024

Treasury Yield: 1.367%

Reoffer Spread: T+45 bps

Reoffer Yield: 1.817%

Interest Rate: 1.800% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price: ____%

Form:  ☒  Book-Entry            ☐  Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
J.P. Morgan Securities LLC	Bookrunner	$63,000,000
Mizuho Securities USA LLC	Bookrunner	$63,000,000
TD Securities (USA) LLC	Bookrunner	$63,000,000
Wells Fargo Securities, LLC	Bookrunner	$63,000,000
Loop Capital Markets LLC	Co-Manager	$12,000,000
Scotia Capital (USA) Inc.	Co-Manager	$12,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$12,000,000
Westpac Capital Markets LLC	Co-Manager	$12,000,000
Total		$300,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions:

N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, collect at 1-212-834-4533, Mizuho Securities USA LLC, toll-free at 1-866-271-7403, TD Securities (USA) LLC toll-free at 1-855-495-9846 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.